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                         EXECUTIVE EMPLOYMENT AGREEMENT


                         FIRST AMENDMENT AND RESTATEMENT


         This Amendment and Restatement dated as of the Effective Date (as such term is defined in the First Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code for the Companies (as defined below) and their domestic subsidiaries, (Case No. 01-47330-HJB, as confirmed on May 15, 2002 by order of the United States Bankruptcy Court for the District of Massachusetts Western Division) (the "Plan") to the Executive Employment Agreement originally dated March 13, 2001 (the "Agreement"), and most recently amended and restated in a document dated November 14th, 2001, is entered by Arch Wireless, Inc., a Delaware corporation ("AWI") and its wholly-owned subsidiary Arch Wireless Holdings, Inc., a Delaware corporation ("AWHI"), each with its principal place of business at 1800 West Park Drive, Suite 250, Westborough, MA, 01581 (sometimes collectively referred to as the "Companies"), and Lyndon R. Daniels, an individual residing at 16 Abbottswood, Sudbury, MA 01776 (the "Executive").

         WHEREAS, Section 11.6 of the Agreement provides that it may be amended or modified by a written instrument executed by AWI, AWHI and the Executive.

         NOW, THEREFORE, the parties to the Agreement, acting in accordance with the above-described provision, hereby amend and restate the Agreement in its entirety, to read as follows:

         1. Term of Employment. The Companies hereby agree to employ the Executive, and the Executive hereby accepts employment with the Companies, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (such term, as it may be extended or terminated, constitutes the

"Employment Period"), unless sooner terminated in accordance with the provisions of Section 4. The Employment Period shall be extended for successive terms of one (1) year unless the Companies or the Executive terminate the Agreement by written notice to the others within at least ninety (90) days prior to the expiration of the initial or extended term as applicable, or unless sooner terminated in accordance with the provisions of Section 4.

         2. Position and Responsibilities. The Executive shall serve as President and Chief Operating Officer of AWI and AWHI. The Executive shall be based in Westborough, Massachusetts, or at such location as the Boards of Directors of the Companies (the "Boards") shall determine, in their discretion. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Boards or such officer of the Companies as may be designated by the Boards, and shall report to the Chief Executive Officer.

         The Executive agrees to undertake the duties, authority and responsibilities as are normally associated with and appropriate for the positions held, as well as such other duties and responsibilities as the Boards or their designee shall reasonably assign from time to time (including the time, manner, details and method of performing such duties and responsibilities).

         The Executive agrees that, during the Employment Period, he will devote his entire business time, attention, and energies to the diligent, faithful, and competent discharge of such duties and responsibilities for the successful operation of the Companies and their business interests; provided, however, the Executive may actively participate in charitable activities, subject to approval by the Boards, so long as they do not interfere or conflict with his duties and responsibilities under this Agreement. The Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Companies and any reasonable changes



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therein which may be adopted from time to time by the Companies. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

         3.       Compensation and Benefits.

                  3.1 Salary. In consideration of the services to be rendered by the Executive, AWHI shall pay the Executive during the period of his employment a base salary at the annualized rate of $379,000, payable in accordance with the payroll practices generally adopted by AWHI. The Executive will also be eligible to participate in AWHI's annual bonus program during the Employment Period. This base salary may be reviewed and adjusted from time to time after 2002 by the Board of Directors of AWHI. (which, as so adjusted shall be the "Base Salary".)

                  3.2 Fringe Benefits. The Executive shall be entitled to participate in all bonus, retention and benefit programs that AWI or AWHI establishes and makes available generally to its executives or employees, if any, on terms consistent with the Executive's position, tenure, salary, health and other applicable qualifications. Such participation in bonus, retention and benefit programs shall be subject to: (a) the terms of the applicable plan documents; and (b) generally applicable AWI and AWHI policies. AWHI may alter, modify, add to or delete its employee benefit plans at any time as the Board of Directors of AWHI, in its sole judgment, determines to be appropriate.

         Notwithstanding the foregoing, the Executive is a participant in the Arch Wireless Holdings, Inc. Retention Plan which has been approved by the United States Bankruptcy Court for the District of Massachusetts, Western Division ("Retention Plan") and is entitled under the



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terms of the Retention Plan to certain cash payments thereunder. The amount of such benefit and the manner of the payment shall be governed exclusively by the terms of the Retention Plan.

                  (a) Vacation and Holidays. The Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Companies or their Boards. The Executive shall also be entitled to all paid holidays given by the Companies to their other executives.

                  (b) Reimbursement of Expenses. AWHI shall reimburse the Executive for all reasonable business-related expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as AWHI may reasonably request, provided, however, that the amount available for such business-related expenses may be fixed in advance by the Boards.

                  (c) Stock Options and Stock Grants. Any stock options or shares of restricted stock granted to the Executive by the Companies or successors to the Companies ("Incentive Options" and "Incentive Stock") shall be governed by the particular stock incentive plan or individual stock option agreement or restricted stock agreement under which such Incentive Options or Incentive Stock was granted. Notwithstanding the foregoing, if a Change in Control Date occurs during the Employment Period but after the Effective Date, then, effective upon the Change in Control Date, each outstanding Incentive Option or each share of Incentive Stock held by the Executive shall become (to the extent it is not already) immediately exercisable or vested in full. Solely for purposes of this subsection 3.2(c) "Cause" shall mean



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willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Companies.

                  (d) Compensation following a Change in Control Date. If, during the period following a Change in Control Date through December 31, 2003, the Executive's Base Salary or any targeted bonus for the Executive under any annual bonus arrangement (each a "Bonus Plan") for which he is eligible ("Targeted Bonus") is reduced or the basis on which such Targeted Bonus will be paid is changed, the Companies will make the payments to the Executive described in this paragraph. In the case of any reduction in Base Salary, the Executive will be paid on each payroll date following such reduction though the payroll date for the period ending December 31, 2003 (the "Guarantee Period") the difference between (A) the amount, prior to any withholding, the Executive would have received based on the Executive's Base Salary in effect prior to the Change in Control Date and, (B) the amount, prior to any withholding, of the Executive's Base Salary that is actually paid to the Executive on each such payroll date. In the case of one or more reductions or changes in the Targeted Bonus the Executive will be paid within 30 days after the bonus is paid, a lump sum, in cash, equal to the difference between (A) the Targeted Bonus the Executive would have received for the fiscal year in which the reduction or change was made prior to any reduction or change, and (B) the amount he actually receives under the Bonus Plan with respect to which the Targeted Bonus was reduced or with respect to which the basis for determination of the bonus was changed.

                  3.3       Definitions.

                           (a)      "Change in Control" shall mean:

                                    (1)     With respect to AWI:



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                  (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of AWI if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of common stock of AWI (the "AWI Common Stock"), or (B) the combined voting power of the then-outstanding securities of AWI entitled to vote generally in the election of directors ("AWI Voting Securities"); provided, however, that for purposes of this subsection 3.3
(a)(1)(i), the following acquisitions shall not constitute a Change in Control:
(i) any acquisition of AWI Common Stock or AWI Voting Securities directly from AWI (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of AWI, unless the Person exercising, converting or exchanging such security acquired such security directly from AWI or an underwriter or agent of AWI), (ii) any acquisition by AWI or any employee benefit plan (or related trust) sponsored or maintained by AWI or any corporation controlled by AWI, or (iii) any acquisition by any corporation pursuant to an AWI Merger Combination (as defined in subsection 3.3(a)(1)(iii) below) that meets the AWI Ownership Requirement (as defined in subsection 3.3(a)(1)(iii) below); or

                  (ii) individuals who, as of the date hereof, constitute the members of the AWI Board of Directors (the "AWI Incumbent Directors") cease for any reason to constitute at least a majority of the AWI Board of Directors (or, if applicable, the Board of Directors of a successor corporation to AWI); provided, however, that any individual becoming a



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director of AWI subsequent to the date hereof who was nominated or elected by at least a majority of the AWI Incumbent Directors at the time of such nomination or election or whose election to the AWI Board of Directors was recommended or endorsed by at least a majority of the directors who were AWI Incumbent
Directors at the time of such nomination or election shall be deemed to be AWI Incumbent Directors (except that this proviso shall not apply to any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the AWI Board of Directors); or

                  (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving AWI or a sale or other disposition of all or substantially all of the assets of AWI (an "AWI Merger Combination"), unless immediately following such AWI Merger Combination, all or substantially all of the individuals and entities who were the beneficial owners of the AWI Common Stock and AWI Voting Securities immediately prior to such AWI Merger Combination beneficially own, directly or indirectly, more than 50% of the shares of common stock and the combined voting power of the securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such AWI Merger Combination (which shall include, without limitation, a corporation which as a result of such transaction owns AWI or substantially all of AWI's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such AWI Merger Combination (the "AWI Ownership Requirement"), or



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                  (iv) approval by the stockholders of AWI of a complete
liquidation or dissolution of AWI; and

                  (2) With respect to AWHI:

                  (i) the acquisition by any Person of beneficial ownership of any capital stock of AWHI if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (A) the then-outstanding shares of common stock of AWHI (the "AWHI Common Stock"), or (B) the combined voting power of the then-outstanding securities of AWI entitled to vote generally in the election of directors ("AWHI Voting Securities"); provided, however, that for purposes of this subsection 3.3
(a)(2)(i), the following acquisitions shall not constitute a Change in Control:
(i) any acquisition of AWHI Common Stock or AWHI Voting Securities directly from AWHI (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of AWHI, unless the Person exercising, converting or exchanging such security acquired such security directly from AWHI or an underwriter or agent of AWHI), (ii) any acquisition by AWI or AWHI or any employee benefit plan (or related trust) sponsored or maintained by AWI or AWHI or any corporation controlled by AWI or AWHI, (iii) any acquisition by any corporation pursuant to an AWHI Merger Combination (as defined in subsection 3.3
(a)(2)(iii) below) that meets the AWHI Ownership Requirement (as defined in subsection 3.3(a)(2)(iii) below), or (iv) any acquisition by any Subsidiary of AWI (as defined in subsection 3.3(a)(4) below; or

                  (ii) individuals who, as of the date hereof, constitute the members of the AWHI Board of Directors (the "AWHI Incumbent Directors") cease for any



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reason to constitute at least a majority of the AWHI Board of Directors (or, if applicable, the Board of Directors of a successor corporation to AWHI); provided, however, that any individual becoming a director of AWHI subsequent to the date hereof who was nominated or elected by at least a majority of the AWHI Incumbent Directors at the time of such nomination or election or whose election to the AWHI Board of Directors was recommended or endorsed by at least a majority of the directors who were AWHI Incumbent Directors at the time of such nomination or election shall be deemed to be AWHI Incumbent Directors (except that this proviso shall not apply to any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the AWHI Board of Directors); or

                  (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving AWHI or a sale or other disposition of all or substantially all of the assets of AWHI (an "AWHI Merger Combination"), unless immediately following such AWI Merger Combination, all or substantially all of the individuals and entities who were the beneficial owners of the AWHI Common Stock and AWHI Voting Securities immediately prior to such AWHI Merger Combination beneficially own, directly or indirectly, more than 50% of the shares of common stock and the combined voting power of the securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such AWHI Merger Combination (which shall include, without limitation, a corporation which as a result of such transaction owns AWHI or substantially all of AWHI's assets either directly or through one or more subsidiaries) in substantially the same



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proportions as their ownership, immediately prior to such AWHI Merger
Combination (the "AWHI Ownership Requirement"); or

                  (iv) approval by the stockholders of AWHI of a complete liquidation or dissolution of AWHI.

                  (3) Notwithstanding the foregoing, (i) no merger of AWHI into AWI in which the separate existence of AWHI ceases and no issuance, conversion, exchange or reclassification of AWI capital stock resulting in the increased ownership of AWHI Common Stock or AWHI Voting Securities by any Person other than AWI or any Subsidiary of AWI occurs as a result of or in connection with such merger, and (ii) no merger of AWI into AWHI or liquidation of AWI in which the separate existence of AWI ceases and the individuals and entities who were the beneficial owners of the AWI Common Stock and AWI Voting Securities outstanding immediately prior to such merger or consolidation beneficially own, directly or indirectly, the shares of AWHI Common Stock and AWHI Voting Securities, respectively, in substantially the same proportions as their ownership of the AWI Common Stock and AWI Voting Securities, respectively, immediately prior to such merger, shall be deemed a Change in Control hereunder.

                  (4) Subsidiary of AWI means any entity of which a majority of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors are owned, directly or indirectly, by AWI.

                  (b) Change in Control Date. Change in Control Date means, the date, within the Employment Period, immediately prior to the earliest of the following events: (i) a Change in Control, or (ii) the termination of the Executive's employment by the Companies



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within 90 days prior to a Change in Control or the announcement of a Change in
Control, or (iii) the termination of the Executive's employment by the Companies more than 90 days prior to a Change in Control or the announcement of a Change in Control if the Executive reasonably demonstrates that such termination was in connection with or in anticipation of a Change in Control, or (iv) the employment of the Executive is terminated without Cause following the announcement of a Change in Control.

                  (c) "Cause" as used in this agreement other than for purposes of subsection 3.2(c) means the Executive's continued failure to substantially perform his reasonable assigned duties in the capacity employed (other than as a result of incapacity due to physical or mental condition) or the Executive's willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Companies, or conviction of a felony.

                  (d) "Termination Date" means the date on which the first event constituting a termination of the Executive's employment occurs under the terms of this Agreement.

                  (e) "Good Reason" means, except as otherwise provided herein:
(i) AWI (so long as it has corporate existence) or AWHI materially diminishes the nature or status of the Executive's position or responsibilities, (ii) the Executive fails to perform the duties under the Agreement as a result of his Disability, or (iii) the Companies require the Executive to relocate more than fifty (50) miles from his regular place of business.

                  (f) "Disability" means eligibility for long term disability benefits under any program of disability benefits maintained by the Companies in which the Executive participates.



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         4.       Termination Payments.

                  4.1      Benefits to Executive.

                  (a) Termination Without Cause Prior to a Change in Control Date. If, prior to a Change in Control Date, the Executive's employment with the Companies is terminated by the Companies other than for Cause, the Executive shall be entitled to receive from AWHI: (i) a lump sum payment of Base Salary for a period of twelve (12) months, plus continuation of Base Salary for up to an additional nine (9) months subject to mitigation as described in subsection 4.2; (ii) a lump sum equal in value to a fraction of his Targeted Bonus for the fiscal year in which the Participant is terminated determined by multiplying his Targeted Bonus under any Company bonus plan in which Executive participates, by a fraction, the numerator of which is the total number of weeks in the fiscal year in which the Executive is terminated prior to the Termination Date, and the denominator of which is 52 (the "Prorated Bonus"); (iii) continuation of Executive's participation in the medical, dental and vision care plans or programs sponsored by the Companies (the "Medical Plans") for the period with respect to which the benefits in subsection 4.1(a) are paid, with the Executive continuing to make the same contribution, as a percentage of the cost of providing such benefits as contributed prior to the Executive's termination of employment or as it is adjusted for Executives actively employed; and (iv) a lump sum, in cash, paid within 30 days of the Termination Date, equal to the sum of the Executive's Accrued Obligations and Other Benefits (as both are defined in subsection 4.1(c)). The benefits under this subsection 4.1(a) shall be provided in lieu of and not in addition to those benefits that would otherwise be provided for the Executive under the Arch Severance



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Benefits Plan, which has been approved by the United States Bankruptcy Court for the District of Massachusetts Western Division (the "Arch Severance Benefits Plan").

         If the Executive begins new employment while the continuation payments are being made under subsection 4.1(a), the Executive must promptly notify the AWHI Vice President of Human Resources in writing of benefits being received in connection with such employment and said Vice President of Human Resources shall terminate the Executive's participation in all Medical Plans with respect to any benefits being received in connection with the new employment which are comparable to any of the Medical Plans. The period during which the Executive's participation in Medical Plans is continued under this subsection 4.1(a) shall be concurrent with his continuation coverage under Section 4980B of the Code and related sections of the law ("COBRA"). Whenever such participation terminates under this subsection 4.1(a), any continuing coverage under COBRA shall be governed solely by COBRA and no further contributions to the cost of such continuation will be made by the Companies.

                  (b) Termination for Good Reason prior to a Change in Control Date. If the Executive terminates his employment with the Companies for Good Reason prior to a Change in Control Date, the Executive shall be entitled to receive from AWHI the benefits described in Section 4.1(a).

                  (c) Resignation Without Good Reason, Termination for Cause or by Death. If the Executive voluntarily terminates his employment with the Companies without Good Reason, or if the Executive's employment is terminated by the Companies for Cause, or the Executive dies, whether before or after a Change in Control Date, AWHI shall pay or provide to the Executive or his estate, in a lump sum in cash within 30 days after the Termination Date, the



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sum of his Accrued Obligations and Other Benefits. Accrued Obligations shall mean the sum of: (i) the Executive's Base Salary through the Termination Date (to the extent not previously paid), (ii) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid. Other Benefits means that to the extent not previously paid or provided any other amounts or benefits required to be paid or provided or which the Executive or his estate is eligible to receive following the Executive's termination of employment or death, as applicable, under any plan, program, policy, practice, contract or agreement of the Companies and their affiliated companies.

                  (d) Termination On or Following a Change in Control Date. If on or following any Change in Control Date but prior to January 1, 2004, the Executive's employment is terminated by the Companies without Cause, or by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

                  (i) AWHI shall pay to the Executive in a lump sum in cash, within 30 days after the Termination Date, the aggregate of the following amounts: (A) the Accrued Obligations, (B) the Other Benefits, and (C) a cash payment equal to (i) twenty-one months of the Executive's monthly Base Salary at the highest monthly rate paid during the Employment Period, and (ii) the Prorated Bonus; and

                  (ii) for 21 months after the Termination Date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Companies shall continue to provide employee welfare benefits to the Executive and the Executive's family at least equal to those which would have been provided to them if the



                                     - 14 -
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Executive's employment had not been terminated, in accordance with the applicable employee welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by the Companies in effect on the Termination Date or, if more favorable to the Executive and his family, in effect generally at any time thereafter with respect to other peer executives of AWI and AWHI and their affiliated companies; provided, however, that neither AWI nor AWHI shall be obligated to continue any such employee welfare benefits which cannot be continued for terminated employees of the Companies; and provided, further, however, that if the Executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits under another employer-provided plan, on terms at least as favorable to the Executive and his family, then the Companies shall no longer be required to provide the benefits described in this clause (ii).

                  4.2 Mitigation. With respect to the nine (9) months of continuation payments described in subsection 4.1(a), such payments shall commence on the twelve (12) month anniversary of the Executive's Termination Date. During each such month following such anniversary, the Executive shall receive the amount by which the Executive's Base Salary immediately prior to his Termination Date exceeds the Executive's new salary or other cash compensation which is a substitute for salary (which does not include incentive payments or payments which are compensation for lost benefits or relocation costs) which is accrued for such month (the "New Salary"); provided that such payments shall terminate whenever during such period the Executive's New Salary equals nine (9) months of Base Salary. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise and except as provided in the previous sentence of this subsection 4.2, and in subsections 4.1(a) and 4.1(d)(ii), the amount of any benefits provided for in Section 4.1 shall not be reduced as a result of benefits received by the Executive as a result of employment by another employer. No retirement benefits or amount claimed to be owed by the Executive to AWI or AWHI shall be offset against the amount due under this Section 4.

                  4.3 Release. AWI and AWHI shall not be obligated under Section 4 of this Agreement, until and unless the Executive shall execute a severance agreement and release reasonably satisfactory to the Executive and the Companies.

                  4.4 Return of Company Property Upon Termination. The Executive shall deliver to the Companies or their designees at the termination of his employment all of the Companies' property and equipment in his possession and control, including, without limitation: computers, cellular phones, automobiles and other property of the Companies provided to the Executive for his use during his employment. In addition, the Executive shall return to the Companies all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, other documents, and all copies thereof, including those developed in whole or in part by the Executive, that are in the Executive's possession, custody, or control. The Executive further agrees to cancel all accounts, if any, in the name of the Companies including, without limitation, all credit cards, telephone charge cards, cellular phone and pager accounts and computer accounts.

                  4.5 Joint and Several Liability. AWI and AWHI shall be jointly and severally liable for all payments whether as compensation or otherwise, and provision of all benefits due under this Agreement.

                  4.6 Survival. The provisions of Sections 5, 6 and 7 of this Agreement shall



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survive the expiration or termination of the Employment Period and the term of this Agreement, as provided herein, to give full effect to such provisions.

                  4.7      Maximization.

                  (a) Notwithstanding any other provision of this Agreement, except as set forth in Section 4.7(b), in the event that AWI or AWHI undergoes a "Change in Ownership or Control" (as defined below), AWI or AWHI shall not be obligated to provide to the Executive a portion of any "Contingent Compensation Payments" (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any "excess parachute payments" (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) for the Executive. For purposes of this Section 4.7, the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Payments" and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Amount."

                  (b) Notwithstanding the provisions of Section 4.7(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 100% of the amount of any additional taxes that would be incurred or borne by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive's "base amount" (as defined in Section 280G(b)(3) of the Code), and any employment taxes). The override of such reduction in Contingent Compensation Payments pursuant to this
Section 4.7(b) shall be referred to as a "Section 4.7(b) Override." For purpose of this paragraph, if any taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed assuming the application of the maximum tax rates provided by law.

                  (c) For purposes of this Section 4.7 the following terms shall have the following respective meanings:

                  (i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of AWI or AWHI determined in accordance with
Section 280G(b)(2) of the Code.

                  (ii) "Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a "disqualified individual" (as defined in
Section 280G(c) of the Code) and that is contingent (within the meaning of
Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of AWI or AWHI.

                  (d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the "Potential Payments") shall not be made until the dates provided for in this Section 4.7(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, AWI or AWHI shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4.7(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the sender (the "Executive Response") stating either (A) that he agrees with the determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, (iii) whether the Section 4.7(b) Override is applicable, and
(iv) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by AWI or AWHI in its absolute discretion. If the Executive states in the Executive Response that he agrees with the determination, AWI or AWHI shall make the Potential Payments to the Executive within three business days following delivery of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and AWI or AWHI shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the JAMS/Endispute then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. AWI or AWHI shall, within three business days following delivery of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute with the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 4.7(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by Fleet Bank or any successor, compounded monthly from the date that such payments originally were due.

                  (e) Upon the written request of the Executive (which request must specify the Executive's actual tax circumstances) delivered to AWI or AWHI within 90 days following the timely filing of all relevant tax returns for the Executive for the year or other taxable period in which the Eliminated Payments would have been made, the Eliminated Payments shall be recomputed based upon the Executive's actual tax circumstances. If, as a result of such recomputation, there are no Eliminated Payments, the Executive shall become entitled to receive Contingent Compensation Payments previously treated as Eliminated

Payments within 10 days of the delivery of the aforementioned request together with interest thereon computed at the prime rate announced from time to time by Fleet Bank or any successor, compounded monthly from the date that such payments originally were due.

                  (f) The provisions of this Section 4.7 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

         5. Non-Compete. During the Executive's employment and for a period of one (1) year after the termination or expiration of the Employment Period (the "Non-Competition Period"), the Executive will not, directly or indirectly:

                  (a) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of marketing or selling paging/messaging products of the kind or type being marketed or sold by AWI or AWHI while the Executive was employed by AWI or AWHI; or

                  (b) recruit, solicit or induce, or attempt to induce, any employee or employees of AWI or AWHI to terminate their employment with, or otherwise cease their relationship with, AWI or AWHI; or

                  (c) solicit, divert, with the intention to take away, or attempt to divert with the intention to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of AWI or AWHI which were contacted, solicited or served by the Executive while employed by AWI or AWHI.

         The geographic scope of this Section 5 shall extend to any area AWI or AWHI has done business, is doing business or has taken substantial steps to do business. If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be legally enforceable.

         The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Companies and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 5 will cause the Companies substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Companies shall have the right to seek specific performance and injunctive relief.

         This Section 5 shall not be enforceable if the Executive terminates his employment for Good Reason or if the Executive is terminated without Cause as such terms are defined in this Agreement regardless of whether benefits are paid under this Agreement or under the Arch Severance Benefits Plan.

         6.       Proprietary Information and Developments.

                  6.1      Proprietary Information.

                  (a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Companies' business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Companies. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists.

         The Executive will not disclose any Proprietary Information to others outside the Companies or use the same for any unauthorized purposes without written approval by an officer of one of the Companies, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive. Except as may be required or appropriate in connection with him carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Companies or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Companies (in which case the Executive shall cooperate with the Companies in obtaining a protective order at the Companies' expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Companies and those designated by the Companies or on behalf of the Companies in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Companies and their businesses and investments, obtained by the Executive during the Executive's employment by the Companies that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

                  (b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Companies to be used by the Executive only in the performance of his duties for the Companies.

                  (c) The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs
(a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Companies or suppliers to the Companies or other third parties who may have disclosed or entrusted the same to the Companies or to the Executive in the course of the Companies' business.

                  6.2      Developments.

                  (a) The Executive will make full and prompt disclosure to the Companies of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Companies, whether or not during normal working hours or on the premises of the Companies (all of which are collectively referred to in this Agreement as "Developments").

                  (b) The Executive agrees to assign and does hereby assign to the Companies (or any person or entity designated by the Companies) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications developed during his employment with the Companies. However, this subsection 6.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Companies and which are made and conceived by the Executive not during normal working hours, not on the Companies' premises and not using the Companies' tools, devices, equipment or Proprietary Information.

                  (c) The Executive agrees to cooperate fully with the Companies, both during and after his employment with the Companies, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Companies may deem necessary or desirable in order to protect its rights and interests in any Development.

                  6.3 Other Agreements. The Executive hereby represents that, except as he has disclosed in writing to the Companies prior to the execution of this Agreement, he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Companies, or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Companies does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Companies.

         7. Litigation Cooperation. The Executive agrees to continue to serve the Companies as a litigation consultant, in connection therewith, to cooperate with the Companies in: (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Companies and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during his employment with the Companies.

         The Executive's full cooperation in connection with such claims or actions shall include, without implication of limitation: promptly notifying the Companies in writing of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during his employment with the Companies; being available to meet with counsel for the Companies to prepare for discovery or trial; to testify truthfully as a witness when reasonably requested and at reasonable times designated by the Companies; and to meet with counsel or other delegated representatives of the Companies; to prepare responses to and to cooperate with the Companies' processing of governmental audits, inspections, inquiries, proceedings or investigations.

         The Companies agree to reimburse the Executive for any reasonable out-of-pocket expenses, including reasonable attorneys' fees, that he incurs in connection with such cooperation, subject to reasonable documentation. The Companies will exercise their rights under this Section 7 so as not to interfere unreasonably with the Executive's personal schedule or ability to engage in gainful employment.

         In furtherance of the Executive's obligations under this Agreement, he agrees that he shall not disclose, provide or reveal, directly or indirectly, any information concerning the Companies, including without implication of limitation, its operations, plans, strategies or administration, to any other person or entity unless compelled to do so (a) pursuant to a valid subpoena or
(b) as otherwise required by law; but in either case only after providing the

Companies with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the AWHI Chairman of the Compensation Committee, if any, or if none, to the Secretary of the Companies, as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled.

         8. Arbitration. All claims by the Executive arising under or in connection with the terms and provisions of this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of JAMS/Endispute. The arbitrator's determination shall be final and binding upon all parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over such claims. The arbitrator shall have no authority to add to, subtract from or modify in any way the terms or provisions of this Agreement. The Executive shall be entitled to payment by the Companies of his attorneys' fees and costs.

         Nothing in this section prevents the Companies from proceeding in a court of competent jurisdiction in accordance with the provisions of Sections 5 and 6 of this Agreement.

         9.       Miscellaneous.

                  9.1 Continued Employment. For purposes of this Agreement, the Executive's employment with the Companies shall not be deemed to have terminated solely as a result of the Executive failing to be employed by AWI or AWHI so long as Executive continues to be employed by the ultimate parent entity of the organization that is the successor to the Companies in the position and with the responsibilities and compensation set forth in Section 2 hereof. However, notwithstanding the foregoing, if either AWI or AWHI or the successor to either of them terminates the Executive's employment without Cause or takes action which would entitle the Executive to terminate for Good Reason under the terms of this Agreement, the Executive may elect to receive either the benefits provided for on such termination under this Agreement or ongoing compensation under this Agreement with respect to his remaining employment relationship, but not both.

                  9.2 Tax Withholding. Any payments provided for under this Agreement shall be paid net of any tax withholding required under federal, state or local law.

                  9.3 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon: personal delivery; deposit in the United States Post Office, by registered or certified mail, return receipt requested and postage prepaid; or prepaid via a reputable nationwide overnight courier service. Notices, demands and all other communications provided for in this Agreement shall, in each case, be addressed to AWI and AWHI at 1800 West Park Drive, Suite 250, Westborough, MA, 01581,
Attention: Chairman of the Compensation Committee, if any, and if none, to the Secretary of the Companies, and with a copy to the General Counsel, and to the Executive at 16 Abbottswood, Sudbury, MA 01776 (or to such other address as any party may have furnished to the others in writing, except that notices of change of address shall be effective only upon receipt).

                  9.4 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the Companies' employment of the Executive, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party regarding such subject matter including, without limitation, the Executive Retention Agreement by and between the Companies and the Executive, most recently amended and restated, in an instrument dated

November 1, 2000, except for the terms of the Retention Plan described in
Section 3.2 and the Arch Severance Benefits Plan, described in Section 4.1(a).

                  9.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                  9.6 Amendment. This Agreement may be amended or modified only by a written instrument executed by AWI, AWHI and the Executive.

                  9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts. The Executive hereby irrevocably submits to the jurisdiction of the Commonwealth of Massachusetts in any action or proceeding to enforce the provisions of this Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceedings.

                  9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns. The Companies shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Companies to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place. Without limiting the foregoing, in accordance with the Plan the Executive will cease to be employed by AWHI and will immediately thereafter become employed by MobileMedia Communications, Inc. ("MMCI") which may subsequently transfer the Executive's employment to Mobile Communications Corporation of America ("MCCA"). At the time of such transfer of the Executive's employment this Agreement will be assumed by MMCI and, if the Executive's employment is subsequently transferred to MCCA then this Agreement will then be assumed by MCCA. For purposes of this Agreement, such transfer alone will not be deemed a termination of Executive's employment and following any such transfer and assumption all references to AWHI in this Agreement will be deemed to be references to MMCI or MCCA and all responsibilities of AWHI under this agreement shall become responsibilities of MMCI or MCCA during the period Executive is employed by each of MMCI or MCCA. MMCI and MCCA are parties to this Agreement in order to evidence without any further action their assumption of such responsibilities in connection with such transfer.

         The obligations of the Executive under this Agreement are personal and shall not be assigned or transferred by him, other than his right to payments or benefits, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, all rights of the Executive shall inure to the benefit of and be enforceable by the Executive's beneficiary or beneficiaries or his estate. If the Executive should die following the Termination Date while amounts would still be payable to him had he continued to live, all such amounts, unless otherwise provided, shall be paid to his beneficiary or beneficiaries or his estate in accordance with the terms of this Agreement.


                  9.9 No Waiver. No delay or omission by the Companies in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Companies on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  9.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

                  9.11 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

                  9.12 Headings. The section headings contained in this Agreement are used for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.13 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

                  9.14 Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of its terms and conditions, and signs his name of his own free act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.


                                    ARCH WIRELESS, INC.


                                    By: /s/ C. EDWARD BAKER, JR.
                                         ---------------------------------------
                                         C. Edward Baker, Jr.
                                         Chairman and Chief Executive Officer

                                    ARCH WIRELESS HOLDINGS, INC.


                                    By: /s/ C. EDWARD BAKER, JR.
                                         ---------------------------------------
                                         C. Edward Baker, Jr.
                                         Chairman and Chief Executive Officer

                                    MOBILEMEDIA COMMUNICATIONS, INC.


                                    By: /s/ C. EDWARD BAKER, JR.
                                         ---------------------------------------
                                         C. Edward Baker, Jr.
                                         Chairman and Chief Executive Officer

                                    MOBILE COMMUNICATIONS CORPORATION OF AMERICA


                                    By: /s/ C. EDWARD BAKER, JR.
                                         ---------------------------------------
                                         C. Edward Baker, Jr.
                                         Chairman and Chief Executive Officer

                                    EXECUTIVE



                                    /s/ LYNDON R. DANIELS
                                     -----------------------------------------
                                    Lyndon R. Daniels